TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (the "Agreement") is entered into as of February 1st, 2015, by and between Deft, LLC ("Licensor") and Action Sports Media, INC. ("Licensee").

WHEREAS, Licensee possesses experience and skill in the business of manufacturing, selling and distributing certain branded goods and wishes to obtain a limited, non-exclusive, non-transferable, non-assignable and revocable license to use one or more of Licensor's trademarks in connection with certain goods, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Grant of License.

a. Licensor hereby grants to Licensee a limited, exclusive, non-transferable, non-assignable and revocable right and license to use only those trademarks ("Trademarks") as set forth on Exhibit A, solely for and in connection with the manufacture, promotion, sale and distribution of the licensed product(s) (the "Licensed Product(s)") in the quantities and in the "Territory" as set forth on Exhibit B to this Agreement. Licensee shall not have the right to sublicense the rights granted herein. Licensee may use the Trademarks on or in connection with the Licensed Products and may be co-branded with trademarks not owned by Licensor, but in each case only with Licensor's prior written approval. Licensor reserves all rights not expressly granted herein.

b. The parties acknowledge and agree that state and federal franchise laws do not and will not apply to this Agreement or to the relationship between Licensee and Licensor and their respective rights and obligations hereunder since the parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise laws.

2. Royalty. In consideration for the license granted hereunder, Licensee shall pay to Licensor, the following:

a. Up-Front Fee; Minimum Royalty. On signing of this Agreement, Licensee shall pay to Licensor a non-refundable, one-time licensee fee in the amount set forth on Exhibit B to this Agreement, if any. Licensee agrees to pay Licensor a guaranteed minimum royalty in the amount set forth on Exhibit B, if any.

b. Royalty on Gross Sales. Licensee shall pay to Licensor a continuing royalty, in respect to each of the Licensed Products in amounts calculated by multiplying the royalty rates set forth on Exhibit B and the "Gross Selling Price" of all Licensed Products, respectively, sold or otherwise disposed of by Licensee under this Agreement. The "Gross Selling Price" shall mean the gross selling price invoiced or charged to others by Licensee for all Licensed Products sold, distributed or transferred, reduced by the amount of actual returns only. It is understood that credit against sales shall be allowed only for actual returns and that no credit against sales shall be allowed on the basis of an accrual or reserve system. No deduction shall be made for cash, trade discounts, or other discounts, promotional allowances or uncollectible accounts. Licensed Products are considered sold on the date on which such Licensed Products are billed, invoiced, distributed, shipped, and/or paid for, whichever occurs first. No costs incurred in the manufacture, sale, distribution, advertisement or promotion of the Licensed Products or in the payment by Licensee of any local, state or federal taxes of any nature whatsoever shall be deducted from the gross sales amounts or from any royalty payable to Licensor by Licensee. Licensee shall further pay and hold Licensor forever harmless from all taxes, customs, duties, levies, import or any other charges now or hereafter imposed or based upon the manufacture, sale, distribution, advertisement or promotion by Licensee of the Licensed Products (including, but not limited to sales, use, inventory, income, and value added taxes on sales of the Licensed Products), which charges shall not be deducted from the royalties payable to Licensor. Any sales or transfers of Licensed Products made by Licensee to any person or entity that does not deal at arm's length with Licensee shall be computed, for the purpose of determining Gross Selling Price, at an amount equal to the regular sales price at which Licensee would have invoiced or charged purchasers which deal at arm's length with Licensee.

c. Payment and Reports. All guaranteed minimum royalties shall be due and payable as set forth on Exhibit B. Any additional Royalties earned for the twelve month period beginning February 1, 2015 and ending February 28, 2016, less the guaranteed minimum royalties previously paid, shall be due and payable on March 31, 2016. Licensee shall provide to Licensor a written royalty report on a monthly basis, certified under penalty of perjury by Licensee to be correct, identifying the Licensed Products (on a style-by-style and SKU-by-SKU basis) sold and the prices received therefore, the stock number and descriptions, unit sales price, the quantity returned, and the Gross Selling Price of the Licensed Products sold. Licensee shall also provide the

foregoing information in an electronic spreadsheet. If a currency exchange rate is necessary to calculate royalties, Licensee shall use the closing rate of exchange on the last business day of the applicable quarterly accounting period.

d. Royalty Payment Address. All payments and statements shall be sent to Licensor at its address sent forth in Section 12(c). Licensee hereby agrees that this Agreement shall also serve as an invoice with respect to the amounts payable hereunder.

e. Late Charges. In the event Licensee shall fail to pay any sum required under this Agreement on or before ten (10) calendar days following the due date thereof, the amount owed shall be charged a late fee in the amount of one percent (1.0%) per month of the amount past due from the due date until paid.

f. Unauthorized Manufacture, Sales, or Distribution. If Licensee manufactures, sells, or distributes any products in violation of this Agreement's terms — including, but not limited to, by selling products not authorized or approved by Licensor, outside the Territory, or in quantities in excess of those set forth in Exhibit B — Licensee shall pay Licensor's actual damages as a result of such breach or, at Licensor's election, the royalty amounts set forth on Exhibit B shall double for each product sold that was not authorized or approved by Licensor, sold outside the Territory, or in quantities in excess of those set forth in Exhibit B. The double royalty is agreed upon a compensation for the injury suffered by Licensor and not as a penalty. The parties agree that this clause does not limit any other remedies that Licensor may pursue for any breach of the Agreement.

3. Audits. At least once in any twelve (12) month period, Licensor may require Licensee to furnish to Licensor a detailed audit statement prepared by an independent certified public accountant listing, at a minimum, the stock (or style) number, description, unit sales price, gross sales price, the quantity returned, and Gross Selling Price of Licensed Products (on a SKU-by-SKU basis) distributed or sold by Licensee up to the date of Licensor's demand and/or for the audit period as prescribed by Licensor. If such statement disclosed no deficit in the payment of royalties or a deficit less than five percent (5%) of royalties paid during the audit period, the cost of examination shall be borne by Licensor. If any deficit is equal to or greater than five percent (5%) of royalties paid during the audit period, the cost of such examination shall be borne by Licensee. If any deficit is identified, Licensee must immediately tender such amount to Licensor with the late charge as provided in Section 2(f) above. If such deficit for such audit period is more than ten percent (10%) in book inventory versus physical inventory, Licensee shall be required to pay a royalty at the appropriate rate in respect to each of the missing Licensed Products.

4. Approvals, Samples, and Quality Control Standards.

a. All Licensed Products and any related packaging and advertising must receive Licensor's prior written approval before promotion, distribution or sale by Licensee within the time specified in Exhibit C. Licensor's prior written approval or disapproval is within Licensor's sole discretion and any submission not properly approved is deemed disapproved. Licensor's prior written approval or its disapproval may be exercised at all stages of development, manufacturing, distribution or sale.

b. Licensor shall provide Licensee with access to Licensor's style guide depicting the required uses of the Trademarks (the "Artwork") for the Licensed Products. All such Artwork shall be the property of Licensor. Licensee shall submit to Licensor and Licensor shall have approval over all Licensed Products, including all artwork, designs, packaging, labeling, tags, copy, literary text, advertising and promotional materials of any sort utilizing Trademarks, including all such materials developed by Licensee (the "Collateral Materials") at all stages of development and production.

c. At no cost to Licensor, Licensee shall furnish to Licensor, proposed designs, pre-production samples, production samples and revised production samples (if any) of the Licensed Products and all Collateral Materials bearing the Trademarks for Licensor's prior written approval. Licensee shall furnish to Licensor a minimum of three (3) samples of each finished Licensed Product from the first production run, together with the Collateral Materials. No designs, samples, Collateral Materials, and/or products submitted shall be returned to Licensee and all such designs, samples, Collateral Materials and/or product shall become the property of Licensor. Licensee shall furnish to Licensor, without charge, ten (10) promotional samples, for promotional purposes and not for resale by Licensor. Licensee shall not produce any samples featuring the Trademarks until Licensor has given Licensee written approval for such production.

d. Licensee shall use its commercially reasonable efforts to comply with and adhere to Licensor's mandatory "Official Licensed Product" identification tracking, identification and anti-counterfeiting systems, tags and labels that Licensor may establish from time to time, which may include the obligation, at Licensee's sole expense, to use product authentication hang tags or stickers which must at all times comply with specific criteria determined by Licensor or to purchase such hang tags or stickers from a third party designated by Licensor from time to time, and to affix such hang tags or stickers on each Licensed Product before sale or distribution. Licensee shall at all times conduct all aspects of its business in compliance with

all shipment tracking, identification and anti-counterfeiting systems, tag and labeling requirements that Licensor may establish from time to time. Licensee shall use commercially reasonable efforts to ensure that all retailers and authorized distributors purchasing the Licensed Products comply with Licensor's anti-counterfeiting systems, tags and labeling requirements established from time to time.

e. Licensee shall insure that the Licensed Products and the Collateral Materials shall equal or exceed and comply with all industry and governmental standards established in respect of safety and fitness for use, including, but not limited to the Consumer Product Safety Act, the Hazardous Substance Act, the Child Protection and Safety Act, and all appropriate sections of the Code of Federal Regulations as well as any and all applicable standards of the European Community, if applicable in each such instance.

f. In the event that: (i) the quality, appearance or style of any Licensed Product ceases to be acceptable to Licensor; (ii) Licensee uses Licensor's Trademarks or copyrighted materials improperly; or (iii) any element of any Licensed Product or its Collateral Materials reflects unfavorably on the professional, business or personal reputation of Licensor, then, in any such event, Licensor shall have the right, in its sole and absolute discretion, to revoke its approval of such Licensed Product. In the event of such revocation, Licensor shall provide immediate written notice to Licensee and Licensee shall cease the manufacture, sale and distribution of such Licensed Product and such Licensed Product shall immediately be withdrawn from the market and destroyed. Within ten (10) calendar days after Licensee's receipt of such notice, Licensee shall pay all royalty payments due Licensor with respect to such Licensed Product for which approval has be revoked. If there are other Licensed Products for which approval has not been revoked, then this Agreement shall remain in full force and effect as to such other Licensed Products. Licensee shall notify Licensor in writing of any Licensed Products removed from manufacture, sale or distribution at any time during the Term.

g. In the event Licensee utilizes photographs, artwork, or any other copyrighted or trademarked materials other than the Artwork ("Third Party Materials") on or in connection with the Licensed Products, then Licensee shall be solely responsible for obtaining any and all consents, licenses and other permissions which may be required for using such Third Party Materials. Accordingly, Licensee acknowledges and agrees that Licensee's use of any Third Party Materials is subject to and conditioned upon Licensee, at Licensee's sole cost and expense, obtaining any and all consents, licenses and permissions which may be required for using Third Party Materials.

5. Use and Ownership of the Trademarks and other Proprietary Rights.

a. All use of the Trademarks and Collateral Materials by Licensee shall be only upon Licensor's prior written approval. All uses of the Trademarks by Licensee, whether or not authorized by this Agreement, shall inure only to the benefit of Licensor. Licensee hereby acknowledges the validity of the Trademarks and all copyright or trademark rights pertaining thereto and Licensor's exclusive rights therein. Licensee shall not contest such validity or perform any act or omission adverse to the Trademarks or to said exclusive rights by Licensor. Licensee agrees to assign and does hereby assign to Licensor any and all right, title and interest which it may obtain in the Trademarks through any unauthorized use, including use on goods not included in the Licensed Products.

b. Licensee agrees not to file any application to register the Trademarks or any mark confusingly similar thereto or otherwise make any ownership claim in the Trademarks. Licensee shall not contest or oppose any application or registration filed or owned by Licensor for the Trademarks. Licensee shall not use any or all of the Trademarks in its business name, fictitious name, trade name, company or corporate name, or internet domain name.

c. All Collateral Materials, including all associated goodwill and all copyrights and other intellectual property rights therein shall be and remain the sole property of Licensor. All Collateral Materials created or produced by or for Licensee shall be deemed and constitute "works made for hire" within the meaning of U.S. copyright law and all such Collateral Materials shall be deemed owned by Licensor upon creation without any further action by either party hereto. Nevertheless, if any such Collateral Materials do not qualify as "works made for hire" under U.S. copyright law, Licensee hereby assigns and agrees to assign to Licensor all rights in all Collateral Materials, including copyrights, free of any claim, interest or right, from any third party who shall have created or produced any Collateral Materials under contract with Licensee. Licensee shall promptly provide a written confirmatory assignment of such rights upon request by Licensor. Prior to the commencement of any work, Licensee shall obtain written assignments to Licensor of all copyrights and other proprietary rights from all companies and persons that create or produce any Collateral Materials for Licensee involving the Trademarks or Licensed Products, with the exception of employees of Licensee if such creation or design is within the scope of such employee's employment. Licensee shall not permit any of its employees or third parties to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any Collateral Materials (as such terms are used in present or

future U.S. copyright statutes or judicial decisions). All costs and expenses for the creation and production of Collateral Materials under this Section shall be paid by Licensee, and Licensor shall not be liable to Licensee or any third party for any costs or expenses incurred in the creation or production of such Collateral Materials

d. All Licensed Products shall bear the trademark or copyright notice provided to Licensee by Licensor, and any other notices which Licensor may from time to time require. Licensee shall promptly sign all papers and documents proper and reasonably necessary to fully vest in Licensor all of Licensee's worldwide rights, title and interest in and to the Trademarks, copyrights and other proprietary rights, and shall cooperate as reasonably necessary in the prosecution and maintenance of any registration of the Trademarks.

6. Indemnification. Licensee agrees that it shall indemnify and hold harmless, Licensor, its parent and their respective subsidiaries and affiliates, directors, officers, agents, and employees from and against any and all liabilities, claims, suits, actions, damages, losses, costs and expenses, including reasonable outside attorneys' fees and costs, arising, directly or indirectly, from the manufacture, packaging, promotion, sale, distribution and use of the Licensed Products by or for Licensee, and/or by Licensee's use of the Trademarks, including, but not limited to: (i) any material defect in the Licensed Product (whether obvious or hidden and whether or not present in the sample approved by Licensor) whether or not licensed by this Agreement; (ii) personal injury to any third party by the use of the Licensed Products; (iii) infringement of any rights of any person or entity by the manufacture, packaging, promotion, sale, distribution, possession or use of the Licensed Products (except for any claims that the Trademarks infringe any copyright, trademark or patent); (iv) Licensee's failure to comply with applicable laws, regulations or standards; and (v) any claims that may be brought by any entity in possession of Licensed Products. Licensor shall have the right to defend any such action or proceeding with counsel of its choice at Licensee's cost and expense.

7. Insurance. Licensee shall obtain and keep in full force and effect, at its sole cost and expense, a policy of insurance insuring against those risks customarily insured under comprehensive general liability policies, including, but not limited to, coverage for product liability. Such policies of insurance shall have endorsements or coverage with combined single limits of not less than two million dollars ($2,000,000.00) and shall name Licensor as a named additional insured there under. Upon execution of this Agreement, Licensee shall provide Licensor with a certificate of insurance issued by the insurance carrier evidencing the same. It is also agreed that the insurance under such policy shall be primary, and that other insurance in force is neither primary nor contributing. In the event of cancellation of an existing policy, Licensee must replace any cancelled policy or insurance with a new policy which meets the requirements hereof, prior to the effective date of cancellation of the policy being cancelled. In no event shall Licensee manufacture, distribute, or sell any Licensed Product prior to Licensor's receipt of such certificate or other written evidence or insurance satisfactory to Licensor.

8. Term. Termination and Remedies.

a. Term. The term of this Agreement shall for be for thirteen (13) months, and shall commence as of February 1, 2015 and shall expire on March 31, 2016 unless terminated earlier in accordance with this Agreement; provided, however, that Licensor may terminate this Agreement effective February 28, 2015 in the event that it has not received pre-book orders which provide an aggregate Gross Sales Price of at least $80,000.00 on or before February 28, 2015.

b. Termination. In addition to Licensor's immediate right to terminate this Agreement as provided herein, either party may terminate this Agreement if the other party materially defaults in the performance of any term or condition of this Agreement and such material default continues unremedied for a period of ten (10) days after the delivery of written notice thereof. Licensor shall not be liable for any indirect, punitive, special, incidental or consequential damages, including lost profits, caused by any breach of this Agreement by Licensor. In addition, in the event that either party makes an assignment for the benefit of creditors, or files a petition in bankruptcy (whether voluntary or involuntary) or for reorganization, or becomes insolvent or unable to pay its debts at they become due, then the other party may terminate this Agreement immediately upon giving notice to the other.

c. Effect of Termination. In the event of termination of this Agreement for any reason, Licensee shall: (i) immediately cease the manufacture, sale, distribution and promotion of the Licensed Products and use of the Trademarks; and (ii) within ten (10) calendar days, pay to Licensor all amounts due and owing under this Agreement through the termination of this Agreement.

d. Continue to Sell. if Licensee is not in material breach of this Agreement, Licensee may continue to sell its inventory of Licensed Products already manufactured or in the process of manufacture as of the termination date, for one hundred and eighty (180) calendar days, or in the alternative, Licensor shall have the right to purchase Licensee's inventory of

the Licensed Products at Licensee's manufacture cost. Any post-termination sales by Licensee shall be subject to the terms of this Agreement.

e. Remedies. Licensee acknowledges that its breach of any provision of this Agreement, including, but not limited to its failure (except as otherwise provided herein) to cease to manufacture, sell or distribute the Licensed Products at the termination of this Agreement, shall result in immediate and irreparable harm to Licensor and to the rights of any subsequent licensee. Therefore, in the event of such breach, Licensor shall be entitled to equitable relief by way of temporary restraining order, and preliminary and permanent injunctions without bond or security of any kind and such other further relief (at law or in equity) as any court with jurisdiction may deem just and proper. Any such requirement of bond or undertaking is hereby waived by Licensee, and Licensee acknowledges that in the absence of such a waiver, a bond or undertaking may be required by a court or law.

9. Representations and Warranties of Licensee. Licensee hereby represents, warrants and covenants to Licensor the following: (a) it has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms; (b) this Agreement, when executed and delivered by Licensee, shall be its legal, valid and binding obligation enforceable against Licensee in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting creditor rights generally; and (c) in addition to being true as of the date first written above, each of the foregoing representations, warranties, and covenants shall be true at all times during the Term hereof. Each of such representations, warranties, and covenants shall be deemed to be material and to have been relied upon by Licensor notwithstanding any investigation made by Licensor.

10. Representations and Warranties of Licensor. Licensor hereby represents, warrants and covenants to Licensee the following: (a) it has the full right and legal authority to enter into and fully perform this Agreement in accordance with its terms; and (b) this Agreement, when executed and delivered by Licensee, shall be its legal, valid and binding obligation enforceable against Licensee in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting creditor rights.

11. Confidentiality. The terms of this Agreement are confidential and shall not be disclosed by either party to any other person or entity without the prior written consent of the other, except that each party may disclose the terms of this Agreement to their respective attorneys, accountants, agents and employees as necessary or if required by court order or other rule of law. During or subsequent to the term of this Agreement, each party, its respective agents and employees shall not make any unauthorized use or disclosure of any knowledge or information of a confidential or proprietary nature concerning the Licensed Products, or other private or confidential matters of the other, and shall refrain from any acts or omissions that would reduce the value of such confidential matters of the other or that would deprive or tend to deprive the other party of trade secrets or other intellectual property protection with respect to such confidential matters. This Section 17 shall remain in full force and effect upon the expiration or early termination of this Agreement. Notwithstanding the above, the contents of this Agreement may be disclosed to accountants for tax purposes on a confidential basis.

12. General Provisions.

a. Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles. In the event Licensee initiates any legal proceedings concerning any controversy or claim arising out of or relating to this Agreement (including but not limited to contract, tort, or both), such proceedings shall be instituted and maintained only in the United States District Court for the Central District of California or the Superior Court of California located within the County of Los Angeles. In the event Licensor initiates any legal proceedings concerning any controversy or claim arising out of or relating to this Agreement, such proceedings may be instituted and maintained in the United States District Court for the Central District of California, or the Superior Court of California located within the County of Los Angeles, or in any other appropriate legal forum where Licensee has its principal place of business or within the Territory.

b. Equitable Relief. The parties acknowledge that any breach or violation of the terms of this Agreement with respect to their respective obligations regarding the Trademarks shall result in immediate and irreparable damage to the non-breaching party and that there would be no adequate remedy at law for either party's failure to comply with the terms of this Agreement. Each party acknowledges that the other is entitled to equitable relief, including a preliminary and/or permanent injunction, without bond or security of any kind, and such other relief (at law or in equity) as a court with jurisdiction may deem proper, to prohibit any further or continuing breach or failure to comply with the terms of this Agreement. Any such requirement of bond or undertaking is hereby waived by the parties, and each acknowledges that in the absence of such a waiver, a bond or undertaking may be required by a court or law.

c. Notices. Any notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be (i) hand delivered by messenger or courier service, (ii) delivered by overnight delivery (including Federal Express), (iii) delivered by United States mail (postage prepaid), registered or certified, return receipt requested, or (iv) delivered by electronic delivery to an email address designated by each party, addressed as follows:

If to Licensor: Wasserman Media Group, LLC., 10960 Wilshire Blvd, Suite 2200, Los Angeles, CA 90024
Attn: David Brooks

If to Licensee: Action Sports Media, INC., 3525 Del Mar Heights Rd. #802, San Diego, CA 92130
Attn: Jason Fierro

Each notice shall be deemed delivered (1) on the date delivered if by personal delivery; (2) on the date of delivery by the overnight delivery service if by overnight delivery; (3) seventy-two (72) hours after deposit in the United States mail (postage prepaid) if by registered or certified mail; or (4) in the case of email, the next business day after the email is successfully sent.

c. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relative thereto. The provisions of this Agreement shall be modified only by an agreement in writing signed by both parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions. In the event any provision of this Agreement is invalid or unenforceable or is prohibited by law, the remaining provisions of this Agreement shall remain in full force and effect.

d. Assignment. This Agreement is not assignable by Licensee without Licensor's prior written consent. This Agreement is freely assignable by Licensor so long as such assignee assumes all of Licensor's obligations hereunder in writing. This Agreement shall be binding upon Licensee, its affiliates, agents, permitted successors and assigns.

e. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument

IN WITNESS WHEREOF, the parties hereto, being authorized to sign on behalf of the entity for which they are signing and with full authority to bind such entity by that signature, have caused this Agreement to be executed in duplicate as of the date first set forth above. Each copy hereof for all purposes shall be deemed an original.

LICENSOR: Deft, LLC

By:____________________
Name: Nate Adams
Title: CEO

LICENSEE: ACTION SPORTS MEDIA, INC.

By:____________________
Name: Jason Fierro
Title: CEO

EXHIBIT "A"

TRADEMARKS AND DESIGNS

Licensor grants the right for Licensee to use the pre-approved 2015 gloves designs with DEFT's integrated logo as shown in the Style Guide provided to Licensee by Licensor. If licensee chooses to create any new products, it must follow the approval process outlined herein. The "Trademarks" shall include the following logos:

| LOGO ARTWORK

. PRIMARY MARK .

PREFERRED

. PRIMARY WORDMARK .

PREFERRED

. PRIMARY .COM MARK .

PREFERRED

EXHIBIT "B"

LICENSED PRODUCTS, QUANTITIES, ROYALTY RATES & TERRITORY

1. PRODUCTS, STYLE NOS., QUANTITIES & ROYALTY RATE

Licensed Products	Style Number	Maximum Quantities Per Calendar Year During the Term	Royalty Rate
Gloves	Multiple	Unlimited	10%
Hats	Multiple	Unlimited	10%
Tees	Multiple	Unlimited	10%

2. TERRITORY

Worldwide

3. UP-FRONT FEE

Licensee shall purchase 1,000 units of the Licensed Products (gloves only) at a price of $8,500.00, payable on or before July 1, 2015, whereby such purchase shall not be subject to any Royalties provided herein.

4. MINIMUM ROYALTY

$6,250.00 per quarter due on or before June 30, September 30, December 31, 2015 and March 31, 2016

5. INTERNET SALES

A. Licensee will have access to use Licensor's existing website and ecommerce solution integrated on www.deftfamily.com on a as is basis. Licensee will solely responsible for all maintenance, hosting or programming charges (if any) in order to continue to sell Deft merchandise. Only Deft merchandise can be sold or marketed on this website.

Licensee is responsible for ensuring that all Internet sales comply with the following:

B. Licensee and/or such Internet based retailer shall not, at any time, register a domain name incorporating in whole or in part the Trademarks, Collateral Materials, or Licensor's name, and

6. ADVERTISING POLICY/SELLING PRICE

Licensor does not in any way restrict or limit the price at which Licensee sells any of the Licensed Products branded with Licensor's Trademarks, however, Licensor has adopted and will enforce the following advertising policies to preserve the goodwill and market reputation of Licensee and its Trademarks:

It is Licensor's policy that Licensee may not use any of the Trademarks, or any of Licensor's materials that are subject to copyright protection ("Copyrighted Materials"), in connection with any advertising, publication, catalog, web page, or other printed, audio, video, or electronic material unless Licensee complies with the following requirement:

No Trademark or Copyrighted Materials may be used in any advertisement, catalog or publication, whether printed, audio, video or electronic, if the product price is also used in that advertisement, catalog or publication unless the price used is the prevailing regular selling price.

EXHIBIT "C"

APPROVAL TIMELINE FOR EACH LICENSED PRODUCT & COLLATERAL MATERIALS

Step	Description	Timing
1	Licensee submits design concept to Licensor	--
2	Licensor notifies Licensee of design concept approval, rejection and/or requested revisions	Within 10 days of Licensor's receipt of Licensee's design concept
3	Licensee submits design concept revisions to Licensor	Within 7 days of Licensee's receipt of Licensor's design concept rejections and/or requested revisions
4	Licensor notifies Licensee of design concept approval or rejection	Within 10 days of Licensor's receipt of Licensee's revised design concepts
5	Licensee submits to Licensor first physical sample/strike off based on approved design concepts	Within 30 days of Licensor notifying Licensee of design concept approval
6	Licensor notifies Licensee of first physical sample/strike off approval, rejection and/or requested revisions	Within 7 days of Licensor's receipt of Licensee's first physical sample/strike off
7	Licensee submits to Licensor revised first physical sample/strike off based on approved design concepts	Within 15 days of Licensee receiving Licensor's rejections and/or requests for changes regarding Licensee's first physical sample/strike off
8	Licensor approves or rejects Licensee's revised first physical sample/strike off	Within 7 days of Licensor receiving Licensee's revised first physical sample/strike off
9	Licensee submits pre-production sample to Licensor	Within 30 days of Licensee receiving Licensor's approval of first physical sample/strike off
10	Licensor approves or rejects Licensee's pre-production sample	Within 7 days of Licensor receiving Licensee's pre-production sample
11	Licensee submits final production sample	Within 30 days of Licensee receiving Licensor's approval of pre-production sample
12	Licensor notifies Licensee of approval to commence production	Within 7 days of Licensor receiving Licensee's final production sample
13	Licensee provides production samples (3 of each style) to Licensor	Within 7 days of production commencing
14	Licensee provides promotional samples (10 of each style) to Licensor	Within 30 days of production commencing